Exhibit 10.1

EMPLOYMENT AGREEMENT

Effective as of February 22, 2016 between

Popeyes Louisiana Kitchen, Inc. (the “Company”) and

Cheryl Bachelder (“Executive”)

WHEREAS, the Company currently employs Executive under the terms and condition of an employment agreement between the Company and Executive dated November 1, 2008 (the “2008 Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the 2008 Employment Agreement for the purpose of updating certain provisions to reflect current competitive pay practices (as so amended and restated herein, the “Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Term of Agreement.

This Agreement shall be effective as of the date set forth above (the “Effective Date”) and, unless earlier terminated pursuant to Section 8 below, shall continue through December 31, 2019 (the “Initial Term”). Beginning on December 31, 2019, and on each December 31 thereafter (each, a “Renewal Date”), Executive’s employment hereunder will automatically be extended for an additional one-year period without further action by Executive or the Company. Such automatic one-year renewal shall continue from year to year unless and until either the Company or Executive gives to the other written notice not less than ninety (90) days prior to the applicable Renewal Date of its or her decision not to renew for an additional one year. The Initial Term and any renewal shall be referred to as the “Term.” Under no circumstances shall either party’s decision not to renew be deemed to be a termination without Cause, a Constructive Discharge or a resignation for a Constructive Discharge.

2.	Employment.

2.01       Position.    Executive shall serve as Chief Executive Officer of the Company, and shall perform such duties consistent with her position as may be assigned to her from time to time by the Board of Directors of the Company (the “Board”). Executive shall perform her duties hereunder at the Company’s corporate offices at 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia, 30346, subject to such reasonable amount of travel as is necessary to render the services provided hereunder. At all times during the Term, Executive shall report solely and directly to the Board.

2.02       Time and Efforts.    Executive, so long as she is employed hereunder, shall devote substantially all of her full business time and attention to the services required of her hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal injury, and shall use her best efforts, judgment and energy to perform and advance the business and interests of the Company in a manner consistent with the duties of her position. Notwithstanding anything contained in this Agreement to the contrary, nothing shall preclude Executive from (i) serving on the boards of directors of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) serving on the boards of directors of other public and/or private companies with the prior written approval of the Board, which shall not be unreasonably withheld; or (iv) managing her personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iv) do not materially interfere with the proper performance of her duties and responsibilities hereunder. Notwithstanding anything contained in this Agreement to the contrary, Executive may – without the Board’s consent – serve as a member of (x) the Pier 1 Imports, Inc. Board of Directors and (y) the Advisory Board of APFI, the franchising venture of Procter & Gamble.

3.	Base Salary.

Beginning on the date hereof, the Company shall pay Executive, in equal installments no less frequently than monthly, a base salary at the rate of no less than $900,000 per annum (the “Base Salary”), less all applicable withholdings, during the Term. Executive’s Base Salary shall be reviewed by the People Services (Compensation) Committee of the Board (the “Compensation Committee”) on an annual basis, and may be increased, but not decreased (except in connection with a broad-based cost reduction initiative affecting all executive officers commensurately, in which case Executive’s Base Salary may in no event be reduced below $900,000 per annum), during the Term.

4.	Incentive Pay.

4.01       Annual Cash Incentive Plan.    The Compensation Committee, acting in its sole discretion, shall annually, at the beginning of each fiscal year of the Company, approve an annual cash incentive plan (the “Annual Cash Incentive Plan”) for Executive, which Plan shall contain such terms and provisions as the Compensation Committee shall determine. The Annual Cash Incentive Plan shall set forth the specific financial and performance goals which must be achieved for Executive to be entitled to receive payment under such Annual Cash Incentive Plan. Any amounts payable to Executive pursuant to the Annual Cash Incentive Plan is hereinafter referred to as “Cash Incentive Pay”.

4.02       Annual Target Cash Incentive Pay.    The annual target Cash Incentive Pay (“Target Cash Incentive Pay”) for Executive during each fiscal year of the Term shall be not less than 100% of Executive’s current Base Salary, payable in accordance with the terms of the Annual Cash Incentive Plan. Executive’s Target Cash Incentive Pay, as a percentage of Base Salary, shall be reviewed by the Compensation Committee on an annual basis, and may be increased, but not decreased (except in connection with a broad-based cost reduction initiative affecting all executive officers commensurately), during the Term.

4.03       Payment of Cash Incentive Pay.    If Executive is entitled to payment of any Cash Incentive Pay for any fiscal year, payment will be made to Executive as set forth in the Annual Cash Incentive Plan, but in no event later than two and one-half months following the end of each fiscal year.

5.	Equity Compensation.

As part of Executive’s compensation, Executive may be granted stock options, restricted stock or other forms of equity compensation in the future based upon Executive’s performance, as determined in the sole discretion of the Compensation Committee. For fiscal year 2016, Executive shall be granted an annual equity compensation award with a fair value (determined in accordance with FASB ASC Topic 718) equal to or greater than $2,400,000. Equity compensation payable to Executive shall be reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee intends to preserve a grant value of no less than $2,400,000 for each year during the Term, but reserves the right to increase or decrease the grant value based on all relevant facts and circumstances, including implications for share usage and dilution. It is expected, but not guaranteed, that during the Term, Executive will receive annual equity compensation awards approximately commensurate in value to the equity compensation award for fiscal year 2016, subject to the Compensation Committee’s satisfactory review of Executive’s performance for the prior fiscal, share availability under the Company’s shareholder-approved equity compensation plan and such other factors as the Compensation Committee may deem relevant.

6.	Executive Benefits.

6.01       Life Insurance.    During the Term, Executive shall be entitled to term life insurance coverage paid by the Company with a death benefit in an amount not less than $4,000,000 (the “Death Benefit”). The Death Benefit proceeds shall be payable solely under such life insurance policy and not by the Company.

6.02       Disability Insurance.    During the Term, Executive shall be entitled to disability insurance coverage in accordance with the terms and conditions of the Company’s disability program available to other senior officers.

6.03       Executive Medical Benefit.    The Company, at its expense, shall provide Executive with an annual physical examination to be conducted by a physician or physicians as determined by Executive subject to the reasonable approval of the Company.

6.04       Other Benefits.    Executive shall be provided additional employee benefits, in addition to those identified in Section 6.01 through 6.03 above, including, without limitation, participation in the Company’s 401(k) plan (with immediate full vesting in the Company’s matching contributions), health, accident and disability insurance under the Company’s regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Compensation Committee or the Board subject to applicable law and the terms of such plans.

6.05       Vacation.    Executive shall be entitled to five (5) weeks paid vacation and five (5) days of paid personal business time each year during the Term. Any vacation or personal business days not used in any year shall be subject to forfeiture or accrual pursuant to the Company’s then-current vacation policy.

7.	Business Expenses.

All reasonable and customary business expenses incurred by Executive during the Term in the performance of her duties hereunder shall be promptly paid or reimbursed by the Company in accordance with the Company’s policies in effect, from time to time, and subject to Section 23.04 of this Agreement.

8.	Termination of Employment.

8.01       Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

The term “Cause” shall mean (i) Executive commits (as determined by the Board in good faith after giving Executive an opportunity to be heard), is convicted of or pleads guilty or nolo contendere (or any similar plea or admission) to, a felony, or any crime involving fraud, dishonesty, violence or moral turpitude, (ii) Executive, in carrying out her duties hereunder, has been guilty of gross neglect or willful misconduct resulting in harm or potential material harm to the Company or any of its subsidiaries or Affiliates, (iii) Executive willfully engages in dishonesty or other willful conduct that causes harm or has the potential to cause material harm to the reputation of the Company or any of its Affiliates, (iv) Executive’s violation of any policy of the Company relating to equal employment opportunity, harassment, business conduct or conflict of interest, (v) Executive shall have failed to materially comply with the policies of the Company or shall have refused to follow or materially comply with the duly promulgated, reasonable and lawful directives of the Board and such failure or refusal to comply continues for fifteen (15) days after written notice by the Company has been received by Executive, (vi) Executive has breached any of the provisions of Sections 9.02, 9.04 or 9.05 or (vii) Executive otherwise materially breaches a material term of this Agreement.

The term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all applicable Treasury regulations promulgated thereunder.

The term “Constructive Discharge” shall mean a Separation from Service by Executive on account of the following without her prior written consent: (i) a material diminution of her title, position, authority, responsibilities and/or duties or the assignment to her of titles, positions, authority, responsibilities and/or duties that are inconsistent with her position and title as CEO of the Company; (ii) a change in Executive’s reporting structure so that she no longer reports solely and directly to the Board; (iii) any material reduction in Executive’s then-current Base Salary or Target Cash Incentive Pay; (iv) the failure of a successor to the Company (whether through an asset sale or other sale of all or substantially all of the Company through which assumption of this Agreement would be required for it to remain in force after consummation of the sale) to assume this Agreement and the Company’s obligations under this Agreement; or (v) a material breach of any material term of this Agreement by the Company; provided, however, that no Separation from Service by Executive shall be considered a

Constructive Discharge unless, within ninety (90) days of the initial existence of such diminution or change or other event constituting a Constructive Discharge, Executive has first provided written notice to the Company’s Chairman of the Board of the factual circumstances forming the basis for the claim of constructive discharge and of her intent to treat those circumstances as a Constructive Discharge under this Agreement, and the Company has not cured such alleged breach within a period of thirty (30) days after actual receipt of the written notice by the Chairman of the Board. It is intended by the parties that a Constructive Discharge shall constitute an “involuntary separation from service” within the meaning of Treas. Reg. §1.409A-1(n).

The term “Disability” shall mean that Executive has failed to or has been unable to, or that a physician has determined that Executive is, has been or will be, unable to substantially perform her duties as the result of any physical or mental disability for a period of one hundred and eighty (180) days (whether or not consecutive) during any twelve (12) month period.

The term “Retirement” shall mean a voluntary termination of employment with the Company by Executive on or after December 31, 2018.

The term “Separation from Service” shall mean a “separation from service” with the Company within the meaning of Section 409A of the Code.

8.02       Termination upon Death or Disability.    If Executive has a Separation from Service due to her death or Disability, the Company shall pay to the estate of Executive or to Executive, as the case may be, on the day that is fifteen (15) days following Executive’s Separation from Service due to death or Disability, all amounts then payable to Executive pro-rated through the date of Executive’s Separation from Service pursuant to Section 3, the amount of any earned but unpaid Cash Incentive Pay pursuant to Section 4.02 above, the amount of any accrued but unused vacation under Section 6.05 above for the year in which the Separation from Service occurs and any reimbursable amounts owed to Executive under Section 7 above (the “Accrued Obligations”). In addition, contingent upon Executive (or in the case of Executive’s death, Executive’s estate) executing and not revoking a separation agreement, including a general release of claims, substantially in the same form as is attached to this Agreement as Exhibit A (allowing for modifications made to conform to, or comply with, the specific payment terms of this provision of this Agreement, applicable law or agreement between the parties), the Company shall pay to Executive (or in the case of Executive’s death, Executive’s estate), at the time contemplated by the Annual Cash Incentive Plan, such Cash Incentive Pay, if any, to which she would have been entitled under the terms of the Annual Cash Incentive Plan had Executive remained in the employ of the Company for the entire fiscal year in which such termination occurs. Further, all outstanding equity rights held by Executive (including without limitation stock options, restricted stock, restricted stock units and other time-based equity rights) shall become vested on a pro rata basis to reflect the portion of the vesting period that had elapsed prior to Executive’s Separation from Service. Any stock options and other awards in the nature of rights that may be exercised that are vested or become vested pursuant to the preceding sentence shall expire on the earlier of (i) the one-year anniversary of Executive’s Separation from Service, or (ii) their regular termination date. Performance-based equity awards shall be earned on a pro rata basis to reflect the portion of the vesting period that had elapsed prior to Executive’s Separation from Service, based on an assumed level of performance at target level, and shall be paid on the day that is thirty (30) days of Executive’s Separation from Service.

8.03       Termination due to Retirement.    If Executive has a Separation from Service due to her Retirement, the Company shall pay to Executive the Accrued Obligations on the day that is fifteen (15) days following Executive’s Separation from Service. In addition, contingent upon Executive executing and not revoking a separation agreement, including a general release of claims, substantially in the same form as is attached to this Agreement as Exhibit A (allowing for modifications made to conform to, or comply with, the specific payment terms of this provision of this Agreement, applicable law or agreement between the parties), the Company shall pay to Executive, at the time contemplated by the Annual Cash Incentive Plan, such Cash Incentive Pay, if any, to which she would have been entitled under the terms of the Annual Cash Incentive Plan, prorated for the portion of the fiscal year that had elapsed prior to the termination of Executive’s employment. Further, all outstanding equity rights held by Executive (including without limitation stock options, restricted stock, restricted stock units, performance shares and other equity rights) shall remain outstanding and shall continue to vest for two years following Executive’s Separation from Service according to their regular schedule as if Executive’s employment had not terminated, provided that (i) Executive remains in compliance with all restrictive covenants contained in Section 9 below, and (ii) Executive does not accept employment with any entity that is engaged in the business of owning, operating, and/or franchising restaurants following her Separation from Service from the Company due to Retirement. Any stock options and other awards in the nature of rights that may be exercised that are vested or become vested pursuant to the preceding sentence shall expire on the earlier of (i) the three-year anniversary of Executive’s Separation from Service, or (ii) their regular termination date. Performance-based equity awards shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period, prorated to reflect the portion of the performance period that had elapsed through the two-year anniversary of Executive’s Separation from Service, and shall be paid following completion of the performance period, but in no event later than two and one-half months following the end of the performance year.

8.04       Termination by the Company without Cause or Executive’s Resignation for a Constructive Discharge.    The Company may terminate Executive’s employment under this Agreement without Cause at any time, upon written notice to Executive. If Executive has a Separation from Service as a result of a termination without Cause (other than a Separation of Service described in Section 8.02 above) or as a result of her resignation because she has experienced a Constructive Discharge, the Company shall pay to Executive the Accrued Obligations on the day that is fifteen (15) days following Executive’s Separation from Service. In addition, contingent upon Executive’s executing and not revoking a separation agreement and otherwise complying with the condition precedent described below, the Company shall pay or provide to Executive, in lieu of all other amounts payable hereunder or benefits to be provided hereunder, the following severance amounts and benefits, subject to applicable tax withholding: (a) a payment equal to the sum of (x) and (y) where (x) is two (2.0) times Executive’s Base Salary at the time of the Separation from Service, and (y) is two (2.0) times Executive’s Target Cash Incentive Pay for the year in which the Separation from Service occurs; and (b) the acceleration of any unvested equity rights held by Executive, as follows: (i) outstanding stock options and other awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) time-based restrictions on restricted stock, restricted stock units and other equity awards shall lapse and the awards shall become fully vested, and (iii) performance-based equity awards shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period, prorated to reflect the portion of the performance period that had elapsed prior to Executive’s Separation from Service. It is intended by the parties that the severance amounts and benefits described above shall constitute a short-term deferral under Treas. Reg. §1.409A-1(b)(4).

Additionally, if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), and otherwise remains eligible for such continuation, then for a period not to exceed twelve (12) months, the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if she had remained employed during such period and paid the active employee rate for such coverage, provided, however, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law.

As a condition precedent to the requirement of the Company to make such payments (other than the Accrued Obligations) or grant such accelerated vesting, Executive shall not be in breach of her obligations under Section 9 below and Executive shall have executed, delivered and not revoked a separation agreement, including a general release of claims, in substantially the same form as is attached to this Agreement as Exhibit A (allowing for modifications made to conform to, or comply with, the specific payment terms of this provision of this Agreement, applicable law or mutual agreement between the parties).

Any payment (other than the COBRA payments) required to be made under this Section 8.04 shall be made to Executive in a lump sum in cash on the day that is 60 days after the date of her Separation from Service, provided that Executive has executed and delivered to the Company the agreed-upon separation agreement described above, and all revocation periods shall have expired as of such date.

8.05       Voluntary Termination by Executive or Termination for Cause.    Executive may resign her employment hereunder for any reason and at any time, upon thirty (30) days prior written notice to the Company, and such resignation shall not be a breach of this Agreement. The Company may terminate Executive’s employment hereunder at any time for Cause, as determined by the Board acting reasonably and in good faith. In the event Executive has a Separation from Service as a result of her resignation (other than due to Retirement or as a result of a Constructive Discharge) or as a result of a termination by the Company for Cause, the Company shall (i) pay to Executive the Accrued Obligations on the day that is fifteen (15) days following Executive’s Separation from Service and (ii) be under no obligation to make severance payments to Executive or continue any benefits being provided to Executive beyond the date of Executive’s Separation from Service other than benefits to which Executive may be entitled as a result of Federal or state law.

8.06       No Mitigation.    In the event of any termination of Executive’s employment under this Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to Executive under this Agreement on account of any compensation attributable to any subsequent employment that she may obtain except as specifically provided in this Section 8. Notwithstanding anything contained in this Agreement to the contrary, the payments and benefits set forth in this Section 8 shall be provided to Executive in lieu of any benefits to which Executive may be entitled to receive under any other severance or change-in-control plan, program, policy or arrangement of the Company.

9.	Confidentiality and Non-Competition.

9.01       Definitions.    For purposes of this Section 9, the following terms shall have the following meanings:

“Affiliate” means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

“Businesses” means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

“Competitive Business” means the business of owning, operating, and/or franchising quick-service restaurants specializing primarily in the sale of chicken as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company or any of its Affiliates as of the termination of Executive’s employment with the Company, or during the two (2) years immediately prior the termination of Executive’s employment with the Company. For the avoidance of doubt, a Competitive Business that specializes primarily in the sale of chicken includes, without limitation, KFC Corporation, Church’s Chicken, Bojangles’, Zaxby’s, Chick-fil-A, Raising Cane’s, Nando’s, Wingstop and WingStreet.

“Confidential Information” means any and all data and information relating to the Company (including any Affiliates), its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of her employment with the Company; (ii) has value to the Company or any Affiliate; and (iii) is not generally known outside of the Company or any Affiliate. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company or any Affiliate: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company or any Affiliate, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company or any Affiliate. In addition to data and information relating to the Company and its Affiliates, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company or any Affiliate by such third party, and that the Company or such Affiliate has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Restricted Period” means the period commencing as of the date hereof and ending on that date two (2) years after the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary.

“Restricted Territory” means the territory as to which Executive provides services for the Company or its Affiliates, which extends to the area in which the Company or its Affiliates conduct the Competitive Business as of the date of Executive’s Separation from Service.

“Restrictive Covenants” means the obligations contained in Sections 9.02 through 9.06 below.

9.02      Covenant Not to Use or Disclose Confidential Information.    The Company and Executive recognize that, during the course of Executive’s employment with the Company, the Company has disclosed and will continue to disclose to Executive Confidential Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Executive further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Executive of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Executive acknowledges and agrees, except as may be required otherwise by law:

(a)         that the Confidential Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

(b)         to use the Confidential Information exclusively for the purpose of fulfilling the obligations under this Agreement;

(c)      to hold the Confidential Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Confidential Information without the prior written approval of an authorized representative of the Company; and

(d)      not to use any Confidential Information for the benefit of anyone other than the Company

Notwithstanding anything contained in this Agreement to the contrary, Executive may use or disclose Confidential Information (i) as such use or disclosure may be required or appropriate to fulfill her duties for the benefit of the Company as an employee of the Company, (ii) when required to do so by a court of law, by a governmental agency having regulatory authority over the Company and the authority to order such use or disclosure, (iii) to the extent that such Confidential Information becomes generally known to the public or trade through the act of one who has the authority to disclose such information without violating any right or privilege of the Company or any of its Affiliates, or (iv) with respect to disclosure of information involving Executive’s compensation, to Executive’s spouse, attorney and/or personal tax or financial advisor, provided, however, that any disclosure or use of such Confidential Information by any such person (except to complete Executive’s personal tax, legal or financial planning) shall be deemed to be a breach of this Section 9.02 by Executive.

These obligations shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. Notwithstanding anything contained herein to the contrary, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

9.03       Cooperation.    Executive agrees to cooperate with the Related Parties, with no compensation beyond compensation to which she is otherwise entitled pursuant to this Agreement, in any litigation or administrative proceedings involving any matters with which Executive was involved during Executive’s employment with the Company. The Company shall request such assistance in a reasonable manner so as to not unreasonable interfere with Executive’s business and personal schedules and shall reimburse Executive for reasonable expenses reasonably incurred by Executive in providing such assistance. Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to additional compensation at a rate of $3,500 per day for any full or partial day exceeding two full days in any consecutive 90-day period.

9.04       Covenant Not to Compete.    Executive agrees that, during the Restricted Period, she will not, without prior written consent of the Company, directly or indirectly (i) be employed or otherwise engaged by a Competitive Business within the Restricted Territory in a management, executive, director or consulting capacity, (ii) engage in Competitive Business within the Restricted Territory or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in Competitive Business within the Restricted Territory. Executive acknowledges and agrees that the Company does business throughout the Restricted Territory, that Executive’s duties concern the entire Restricted Territory and that the Restricted Territory is therefore reasonable.

9.05       Covenant Not To Induce.    Executive covenants and agrees that during the Restricted Period, she will not, directly or indirectly, on her own behalf or in the service or on behalf of others, hire, solicit for other employment, take away or attempt to hire, solicit for other employment or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year immediately preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the termination of Executive’s employment (if the conduct occurs after Executive’s termination), as applicable.

9.06       Return of Materials.    Except in the course of Executive carrying out her duties as the CEO of the Company and/or as a member of the Board: (i) Executive agrees that she will not retain, provide to others outside the Company damage or destroy (except as set forth below), and will immediately return to the Company on or prior to the termination of Executive’s employment or at any other time the Company requests such return, any and all property of the Company that is in her possession or subject to her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company or any Affiliate or their business (regardless of form, but specifically including all electronic files and data of the Company and all Affiliates), together with all Confidential Information belonging to the Company or any Affiliate or that Executive received from or through her employment with the Company, and (ii) Executive will not make, distribute, or retain copies, portions, abstracts, summaries or other representations of any such information or property.

9.07       Remedies.    Executive specifically acknowledges and agrees that the remedy at law for any breach of the Restrictive Covenants will be inadequate and that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive further agrees that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction. If permitted under applicable law, Executive understands and agrees that if she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants, a court of competent jurisdiction shall determine which party has prevailed on the preponderance of the issues (taking into account the substance and significance of the claims as well as the number) and shall require the other party to pay the prevailing party’s reasonable attorneys’ fees.

9.08       Severability and Modification of Covenants.     Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant and they are severable from one another. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and no other provisions of this Agreement shall be rendered invalid or unenforceable by such modification.

9.09       Ownership of Property.    Except as relating to Executive’s current activities involving her books and various blogs, which the Company acknowledges and has agreed to: (i) Executive agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Executive to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate, and (ii) Executive agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the ownership and other rights of the Company or the Affiliate in any such property.

9.10       No Defense.    The existence of any claim, demand, action or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Section 9.

10.	Mandatory Reduction of Payments in Certain Events.

(a)      Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section

4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the “change in ownership or control” (as such term is used and defined in Section 280G of the Code), as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the “change in ownership or control” of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)      The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

11.	Dispute Resolution.

11.01     Agreement to Arbitrate.    In consideration for her continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, Executive acknowledges and agrees that any controversy or claim arising out of or relating to Executive’s employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay

Act, Executive Retirement Income Security Act of 1972, as amended, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 9.07 above.

11.02      Procedure.    The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”). Executive and the Company shall attempt to agree upon a single arbitrator, either from a list provided by the AAA or otherwise. If the parties have not agreed upon a single arbitrator within thirty (30) days after filing of the demand for arbitration, each party shall, within fifteen (15) days thereafter, select an arbitrator and, thereafter, the two arbitrators shall select a third arbitrator from a list provided by the AAA and the three arbitrator panel shall resolve the dispute. The arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Filing fees and all costs of the arbitrator panel shall be paid for by the Company. The arbitrator panel shall determine which party has prevailed on the preponderance of the issues (taking into account the substance and significance of the claims as well as the number) and shall require the other party to pay the prevailing party’s reasonable attorneys’ fees. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 9.02 through 9.04 and the arbitrator’s order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.

11.03      Rights of Parties.    Nothing in this Section 11 shall be construed to prevent either party from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement. Either party shall have the right to seek such relief in connection with or apart from the parties’ rights under this Section 11 to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.

12.	Executive Acknowledgment.

By signing this Agreement, Executive acknowledges that the Company has advised Executive of her right to consult with an attorney prior to executing this Agreement; that she has the right to retain counsel of her own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that she has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that she is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties. The Company shall pay directly or reimburse the Executive for all attorneys’ fees, disbursements and costs incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement, which shall not exceed $35,000.

13.	Amendments.

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

14.	Successors.

As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.

15.	Assignment.

Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Executive assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Executive hereunder. If a successor to the Company fails to assume this Agreement and the Company’s obligations under this Agreement, then the Company shall not be relieved of its obligations to Executive hereunder.

16.	Waiver.

Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

17.	Severability.

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

18.	Survival.

Notwithstanding anything herein to the contrary, the provisions of Sections 7, 8, 9, 10, 11, 12 and 14 above and Sections 20, 22 and 23 below shall survive the termination of this Agreement.

19.	Entire Terms.

This Agreement and the Separation and General Release Agreement substantially in the form attached to this Agreement as Exhibit A (when executed) contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. These Agreements supersede all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Executive.

20.	Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or if mailed in the manner herein specified, five (5) days after postmark of such mailing when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Cheryl Bachelder

400 Perimeter Center Terrace

Suite 1000

Atlanta, Georgia 30346

With a copy to:

Stewart Reifler, Esq. Vedder Price, P.C.

1633 Broadway, 47th floor

New York, New York 10019

If to the Company to:

Popeyes Louisiana Kitchen, Inc.

400 Perimeter Center Terrace

Suite 1000

Atlanta, Georgia 30346

Attn: General Counsel

or to such other address or such other person as Executive or the Company shall designate in writing in accordance with this Section 20 except that notices regarding changes in notices shall be effective only upon receipt.

21.	Headings.

Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

22.	Governing Law; Forum.

The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws. The parties agree that the exclusive forum for any action for injunctive relief relating to the Restrictive Covenants shall be the state or federal courts of the State of Georgia. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

23.	Compliance with Section 409A of the Code.

23.01     In General.    To the extent this Agreement is subject to Section 409A of the Code, the Company and Executive intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent.

23.02     Six-Month Delay in Certain Circumstances.    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” within the meaning of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s Separation from Service (or, if Executive dies during such period, on the day that is 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code.

23.03    Timing of Release of Claims.    Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after Executive’s Separation from Service; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of her signing of the release.

23.04    Timing of Reimbursements and In-kind Benefits.    If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.05    Treatment of Installment Payments.    Each payment of termination benefits under Section 8 of this Agreement, including, without limitation, each payment or reimbursement of premiums for group medical, dental, vision and/or prescription drug plan benefits, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

24.        Withholding.    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Executive has hereunto set her hand as of the day and year first above written.

COMPANY:

POPEYES LOUISIANA KITCHEN, INC.

By:	/s/ John M. Cranor, III
John M. Cranor, III
Chairman of the Board

EXECUTIVE:

/s/ Cheryl Bachelder
Cheryl Bachelder

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the        day of                             , 20     by and between the Popeyes Louisiana Kitchen, Inc. (“Company”) and Cheryl Bachelder (“Executive”).

In consideration of the payments, covenants and releases described below, including, without limitation, the payment of certain amounts in a lump sum, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Company and Executive agree as follows:

1.	Termination of Employment

Executive’s employment with Company terminated effective                          (the “Termination Date”) in accordance with the terms of that certain Employment Agreement between Executive and Company executed on or about February     , 2016 (the “Employment Agreement”). Executive acknowledges and agrees that she has been paid all wages and accrued benefits through the date of execution of this Agreement. The parties agree that Company has paid Executive for all time worked and owes no additional amounts to Executive for wages, back pay, severance pay, overtime, commissions, severance plan benefits, bonuses, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason, except as specifically set forth below. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against Company or any of the other Releasees arising out of their employment relationship, the termination of employment, relating to any applicable severance plan or arrangement or relating to any other matter. Executive acknowledges that she has received notification of her insurance continuation rights under COBRA. In connection with the termination of employment, Executive hereby resigns any position or office that Executive may hold as an officer or director of Company or of any predecessor, successor, parent, subsidiary, joint venture, or other affiliate company of Company. In addition, Executive agrees not to seek employment with Company or any of its affiliates at any time and waives any right to employment with Company or any of its affiliates. Executive also agrees that any denial of employment by Company or any of its affiliates is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Executive.

2.	Severance Benefits

(a) In consideration of Executive’s promises, obligations, and the General Release and the Covenant Not to Sue contained in this Agreement, Company will pay to Executive an aggregate amount equal to                                                                       Dollars and                  Cents ($                        ), less withholding for taxes and other appropriate items (the “Severance Payment”), which is approximately equal to two (2) years of Base Salary at Executive’s regular salary rate and two (2) times Executive’s Target Cash Incentive Pay for 20    , payable in a lump sum in cash on the day that is 60 days after the Termination Date.

(b)      In further consideration of Executive’s promises, obligations, and the General Release and the Covenant Not to Sue contained in this Agreement, Company agrees that, as of the Termination Date, [(a)                  unvested stock options held by Executive will become fully vested and exercisable, (b) restrictions on                  [shares of restricted stock][restricted stock units] held by Executive will lapse, and such awards will become fully vested, and (c)                  performance [shares][units] held by Executive will remain outstanding and will be earned, if at all, based on actual performance through the end of the applicable performance period, prorated to reflect the portion of the performance period that had elapsed prior to Executive’s Separation from Service].

(c)      In further consideration of Executive’s promises, obligations, and the General Release and the Covenant Not to Sue contained in this Agreement, Company agrees that if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Internal Revenue Code (COBRA), and otherwise remains eligible for such continuation, then for a period not to exceed twelve (12) months the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if she had remained employed during such period and paid the active employee rate for such coverage, provided, however, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law.

Executive agrees that, to the extent there are monies due to Company for expenses, outstanding loan payments, or other payments attributable to Executive, Company is authorized to withhold such amounts from the Severance Payment. Executive also agrees to prepare and submit to Company (to the attention of the Accounting Department) reimbursement reports for all outstanding expenses no later than three (3) days after the Termination Date.

Executive and Company acknowledge and agree that these agreements and amounts have been negotiated and agreed upon voluntarily by both parties and shall inure to the benefit of any predecessor, successor, parent, subsidiary, joint venture, or other affiliate company of Company. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay and benefits that Company might otherwise have owed to Executive by contract or law and that they constitute good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement.

3.	General Release Of All Claims And Potential Claims Against Employer.

In consideration of the payments made to her by the Company and the promises contained in this Agreement, Executive on behalf of herself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company, its successors, predecessors, subsidiaries, parent corporations, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, owners, attorneys, employees, officers and directors (the “Releasees”) from ANY AND ALL CLAIMS, LIABILITIES, CONTRACTS, DEMANDS AND CAUSES OF ACTION, whether known or

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unknown, fixed or contingent, that she may have or claim to have against Company or any other Releasee for any reason as of the date of execution of this Agreement. This General Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under the Employment Agreement or any other severance plans or contracts, and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law.

Executive specifically acknowledges and agrees that she is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., the Executive Polygraph Protection Act of 1988, as amended, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles and the state and federal worker’s compensation laws. Executive further agrees that if anyone (including, but not limited to, Executive, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation. Executive further agrees that, in the event that she is awarded any amount in any litigation or administrative action against any Releasee, or any settlement of any claim, all amounts paid to her or her attorney under this Agreement shall be offset against any such award.

Executive understands that nothing contained in this Agreement limits her ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by her, on her behalf, or by any other individual. Executive also understands, however, based on her release of claims set forth above, that she is releasing all claims that she may have, as well as, to the extent permitted by applicable law, her right to recover monetary damages or obtain other relief that is personal to her in connection with any claim she is releasing under this Agreement.

4.	Representation and Covenant Not to Sue.

As a material inducement for the Company to enter into this Agreement, Executive warrants that she does not have any complaint, claim or action pending against the Company and/or any of the Releases before any federal, state or local court or agency. Except to the extent

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that applicable law requires that Executive be allowed to file an EEOC charge, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim that is released in the General Release above or that otherwise is based on facts that occurred prior to, or that exist as of, the time she executes this Agreement against any of the Releasees.

5.	Nondisparagement.

As material consideration for Company’s promises and agreements in this Agreement, Executive acknowledges and agrees that, except as required by law or compelled through valid legal process, for a period of five (5) years following the Termination Date, she will not make any derogatory or disparaging statements about Company (or any other Releasee) or its products, services, business, business practices or employment practices, or take any other action that could reasonably be expected to harm the reputation of Company or any of its employees with any member, prospective member, business affiliate or the public. Without limiting the foregoing, Executive agrees not to make any negative statements to any member or other business affiliate of Company or to take any action that could have the purpose or effect of encouraging any member or other business affiliate of Company to reduce or limit its business relationship with Company or otherwise take any negative action against Company.

As material consideration for Executive’s promises and agreements in this Agreement, Company acknowledges and agrees that, except as required by law or compelled through valid legal process, for a period of five (5) years following the Termination Date, Company will not through its current directors and designated executive officers (as listed in Company’s securities filings), or through any official Company communication (whether written or oral), make any derogatory or disparaging statements about Executive or her work performance, business practices, or employment practices in connection with her employment with Company, or take any other action that could reasonably be expected to harm the reputation of Executive.

6.	Return of Materials.

In further consideration of the promises and payments made by Company hereunder, Executive warrants that she has, before, and as a condition precedent to, receiving any payment or benefit under this Agreement, all documents, materials and other things in her possession or control relating to Company, or that have been in her possession or control at the time of or since the termination of her employment with Company, without retaining or providing to others any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Such documents, materials and other things shall include, without limitation, all product specifications, contracts, product and service lists, computer equipment, computer software, computer data, databases, website sign in codes, other information compilations, pricing information, financial information, information regarding legal issues, product supply information, information and materials supply information, vendor information, customer identify information, customer status and financial information, product development information, source code information, object code information, human resources information, information about other employees, marketing materials and other documents, materials and things related to Company, its customers, its employees, its business partners or its products, and security access badges, any credit or phone cards provided by or through Company, and any equipment (including, but not limited to, cell phones, pagers, laptops, tablets or other personal computing devices, and/or other computers) that were issued by or are owned by Company.

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7.	Confidentiality, Confidential Information, Nonrecruitment and Nonsolicitation.

Executive hereby agrees to abide by the covenants contained in Section 9 of the Employment Agreement in accordance with their terms and agrees that they remain in full force and effect despite the termination of Executive’s employment and the Employment Agreement.

8.	Acknowledgment.

Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that Company has advised her of her opportunity to consult an attorney or other advisor and has not in any way discouraged her from doing so. Executive expressly acknowledges and agrees that she has read this Agreement and Release carefully and that she has had sufficient time and opportunity to consult with an attorney or other advisor of her choosing concerning her execution of this Agreement. Executive acknowledges and agrees that she fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations she has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive also acknowledges and agrees that she has been offered at least twenty-one (21) days to consider this Agreement before signing (the “Review Period”) and that she is signing this Agreement voluntarily, fully intending to release Company and all other Releasees from all claims. Executive acknowledges and agrees that if she signs this Agreement before the end of the Review Period, she is knowingly, freely and voluntarily waiving the remainder of the Review Period without any encouragement or coercion from Company.

9.	Effective Time and Revocation.

This Agreement shall be effective and enforceable only if executed on or after the Termination Date. This Agreement shall become effective and enforceable at twelve o’clock (12:00) midnight on the seventh (7th) full calendar day immediately following the date of execution of this Agreement, so long as the date of execution is on or after the Termination Date (the “Effective Time”) and Executive may revoke the Agreement at will prior to that time by giving written notice of the revocation to Company. For such a revocation by Executive to be effective, it must be received by the Company prior to the Effective Time. Executive agrees that, if she revokes the Agreement prior to that time, she will return to the Company any and all payments already received pursuant to this Agreement. The Agreement may not be revoked after that time. Executive also agrees that if she ever attempts to rescind, revoke or annul this Agreement after the seven-day revocation period (other than with respect solely to making a claim under the ADEA) or if she attempts at any time to make, assert or prosecute any claim(s), other than claims pursuant to the ADEA, covered by the General Release or the Covenant Not To Sue contained in Paragraph 3 or 4 above, she will first return to Company any and all payments already received by her under this Agreement, plus interest at the highest legal rate, and, except with respect to claims under the ADEA, she will pay Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.

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10.	Severability and No Presumption Against Drafter.

If any provision or covenant, or any part thereof, of this Agreement, except Executive’s General Release set forth in Section 3 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. If the General Release is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to Company. This Agreement has been drafted through a cooperative effort of both Parties, and neither party shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

11.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, except the choice of law provisions thereof.

12.	Entire Agreement.

The parties agree that this document and the Employment Agreement, which is incorporated herein by reference, is their entire Agreement regarding separation from employment and Executive’s release of claims and supersedes all prior employment agreements except for the confidentiality, non-disclosure, non-solicitation, nonrecruitment, and noncompetition covenants set forth in the Employment Agreement, which shall continue in force. The parties agree that this document is reasonable and acceptable to both parties. The parties agree that this Agreement may not be modified except by a written document signed by both parties.

The parties hereby agree to all of the above terms and signify their agreement by their signatures below.

I have read this Separation Agreement and Release of all claims. I understand all of its terms and I agree to those terms.

(Signatures on following page)

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EXECUTIVE:

Cheryl Bachelder

COMPANY:

POPEYES LOUISIANA KITCHEN, INC.

By:
[Name]
[Title]

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